Exhibit 99.1

Contact Information

Investor Relations:

Chesha Gibbons

OmniVision Technologies, Inc.

Ph:  408.653.3263

OMNIVISION REPORTS FINANCIAL RESULTS FOR

THIRD QUARTER OF FISCAL 2009

SANTA CLARA, Calif., Feb. 26, 2009 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today reported financial results for the third fiscal quarter ended January 31, 2009.

Revenues for the third quarter of fiscal 2009 were $80.0 million, as compared to $163.9 million in the second quarter of fiscal 2009, and $224.9 million in the third quarter of fiscal 2008. GAAP net loss in the third quarter of fiscal 2009 was $18.2 million, or $0.36 per share, as compared to a net loss of $5.3 million, or $0.10 per share in the second quarter of fiscal 2009, and net income of $22.5 million, or $0.40 per diluted share in the third quarter of fiscal 2008.

Non-GAAP net loss in the third quarter of fiscal 2009, which excludes stock-based compensation expense and the related tax effects under FAS 123(R), was $11.8 million, or $0.24 per share. Non-GAAP net income in the second quarter of fiscal 2009, which excludes stock-based compensation expense and the related tax effects under FAS 123(R) and goodwill impairment, was $10.1 million, or $0.19 per diluted share. Non-GAAP net income in the third quarter of fiscal 2008, which excludes stock-based compensation expense and the related tax effects, was $31.1 million, or $0.55 per diluted share. Refer to the attached schedule for a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) for the three and nine months ended January 31, 2009 and 2008 and for the three months ended October 31, 2008.

Gross margin for the third quarter of fiscal 2009 was 22.4% as compared to 25.0% for the second quarter of fiscal 2009 and 27.1% for the third quarter of fiscal 2008. The sequential decrease in gross margin resulted primarily from a decrease in average selling prices and the recording of a proportionately larger allowance for excess and obsolete inventories than in the second quarter of fiscal 2009.

The Company ended the period with cash, cash equivalents and short-term investments totaling $263.7 million, a decrease of $19.0 million from the previous quarter. The decrease primarily reflects the use of cash in operations during the quarter.

“Despite the current overall economic downturn which is impacting our near-term results, we are confident that our strategy and operations are sound,” said Mr. Shaw Hong, CEO of OmniVision Technologies. “This is illustrated by our market share and increased customer interest. In addition, we are making targeted expense reductions which will serve our needs today while still allowing for us to grow in the long-term.”

“As anticipated in the guidance we gave in December 2008, our third quarter results are a reflection of the very difficult current market environment,” continued Mr. Hong.  “However, we are still optimistic about the long-term growth of the image sensor market and believe that with our technology and fabless operating model, we are well positioned for success when market growth returns.”

Outlook

Based on current trends, the Company expects fiscal fourth quarter 2009 revenues will be in the range of $60 million to $70 million and GAAP net loss will be between $0.53 and $0.44 per share. Excluding the estimated expense and related tax effects associated with stock-based compensation, the Company expects its non-GAAP net loss will be between $0.40 and $0.31 per share. Refer to the table below for a reconciliation of GAAP to non-GAAP net loss.

Conference Call

OmniVision Technologies will host a conference call today at 2:00 p.m. Pacific Time to discuss these results further. This conference call can be accessed via a webcast at www.ovt.com. The call can also be accessed by dialing 800-573-4842 or 617-224-4327 and enter passcode 68458069.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for 48 hours beginning approximately one hour after the call. To access the replay, dial 888-286-8010 or 617-801-6888 and enter passcode 92332445.

About OmniVision

OmniVision Technologies, Inc. designs and markets high-performance semiconductor image sensors. Its CameraChip™ and CameraCube™ products using CameraCube™, OmniBSI™ OmniPixel®, OmniPixel2™, OmniPixel3™ and OmniPixel3-HS™ technologies are highly integrated, single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, notebooks, security and surveillance systems, digital still cameras, automotive and medical imaging systems and interactive video games. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding revenues and earnings per share for the three months ending April 30, 2009 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the impact of general economic conditions; competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition; fluctuations in sales mix and average selling prices; the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phone, laptops and PCs, digital still cameras and automobile manufacturers; the market acceptance of products into which the Company’s products are designed; fluctuations of wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding both of its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income (loss) and net income (loss) per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expense under FAS 123(R) and the related tax effects and the goodwill impairment charge recognized in the second quarter of fiscal 2009. The non-GAAP financial measures which the Company discloses also exclude the effects of FAS 123(R) on the number of basic and diluted common shares used in calculating non-GAAP basic and diluted net income (loss) per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of the Company’s performance. The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income (loss) and non-GAAP net income (loss) per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income (loss) per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to paid-in capital, it has no effect on total stockholders’ equity. As the calculation of non-GAAP financial measures differ between companies, the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies. Other than stock-based compensation, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and basic and diluted share items to exclude the accounting treatment of stock-based compensation and goodwill impairment they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying stock-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its stock-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and earnings per share on a basis prepared in accordance with GAAP to enable investors to consider net income (loss) and net income (loss) per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use, nor does the Company intend to use, the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expense and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP NET LOSS PER SHARE

TO PROJECTED NON-GAAP NET LOSS PER SHARE

(unaudited)

	Three Months Ending April 30, 2009
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Net loss per share	$(0.53)	$(0.44)	$(0.13	)(1)	$(0.40)	$(0.31)

(1)          Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation in accordance with FAS123(R).

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	January 31,	April 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$225,013	$217,340
Short-term investments	38,701	51,993
Accounts receivable, net of allowances for doubtful accounts and sales returns	46,464	105,338
Inventories	146,475	115,127
Deferred income taxes	2,803	2,823
Prepaid expenses and other current assets	8,957	7,430
Total current assets	468,413	500,051
Property, plant and equipment, net	118,870	92,451
Long-term investments	87,882	85,419
Goodwill	—	7,541
Intangibles, net	9,029	13,928
Other long-term assets	20,680	18,956
Total assets	$704,874	$718,346

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,091	$57,760
Accrued expenses and other current liabilities	11,296	17,069
Income taxes payable	3,959	2,637
Deferred revenues, less cost of revenues	8,740	8,238
Current portion of long-term debt	3,570	651
Total current liabilities	78,656	86,355
Long-term liabilities:
Long-term income taxes payable	77,521	78,031
Non-current portion of long-term debt	33,756	32,830
Other long-term liabilities	8,435	6,955
Total long-term liabilities	119,712	117,816
Total liabilities	198,368	204,171

Minority interest	3,617	4,444

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 62,579 issued and 50,038 outstanding at January 31, 2009 and 62,010 shares issued and 51,046 outstanding at April 30, 2008, respectively	63	62
Additional paid-in capital	397,214	373,024
Accumulated other comprehensive income	714	1,561
Treasury stock, 12,541 and 10,964 at January 31, 2009 and April 30, 2008, respectively	(178,683)	(165,768)
Retained earnings	283,581	300,852
Total stockholders’ equity	502,889	509,731
Total liabilities, minority interest and stockholders’ equity	$704,874	$718,346

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Revenues	$80,046	$224,921	$418,260	$630,677
Cost of revenues	62,142	163,937	315,546	470,461
Gross profit	17,904	60,984	102,714	160,216

Operating expenses:
Research, development and related	20,812	20,124	64,311	57,728
Selling, general and administrative	13,949	15,566	48,221	46,518
Goodwill impairment	—	—	7,541	—
Total operating expenses	34,761	35,690	120,073	104,246

Income (loss) from operations	(16,857)	25,294	(17,359)	55,970
Interest income, net	424	3,397	2,178	10,083
Other expense, net	(2,914)	(1,040)	(3,719)	(1,118)
Income (loss) before income taxes and minority interest	(19,347)	27,651	(18,900)	64,935

Provision for (benefit from) income taxes	(921)	5,138	(1,002)	8,929
Minority interest	(235)	50	(627)	56
Net income (loss)	$(18,191)	$22,463	$(17,271)	$55,950

Net income (loss) per share:
Basic	$(0.36)	$0.41	$(0.34)	$1.02
Diluted	$(0.36)	$0.40	$(0.34)	$1.01

Shares used in computing net income (loss) per share:
Basic	50,036	55,386	50,682	55,041
Diluted	50,036	55,827	50,682	55,583

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	January 31,		January 31,		October 31,
	2009	2008	2009	2008	2008
GAAP net income (loss)	$(18,191)	$22,463	$(17,271)	$55,950	$(5,308)
Add:
Stock-based compensation in cost of revenues	777	936	2,366	2,858	716
Stock-based compensation in research, development and related expenses	2,976	3,607	9,075	9,302	3,183
Stock-based compensation in selling, general and administrative expenses	2,527	3,099	8,690	9,468	3,007
Goodwill impairment	—	—	7,541	—	7,541
Decrease in provision for income taxes without the effect of stock-based compensation	118	990	684	2,419	936
Non-GAAP net income (loss)	$(11,793)	$31,095	$11,085	$79,997	$10,075

Non-GAAP net income (loss) per share:
Basic	$(0.24)	$0.56	$0.22	$1.45	$0.20
Diluted	$(0.24)	$0.55	$0.22	$1.41	$0.19

Shares used in computing non-GAAP net income (loss) per share:
Basic	50,036	55,386	50,682	55,041	50,754
Diluted	50,036	56,491	51,487	56,675	51,675